Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of China Digital TV Holding Co., Ltd., its subsidiaries and its variable interest entity (the “VIE”) and the VIE’s subsidiaries (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated April 17, 2012, appearing in the Annual Report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

January 31, 2013